Filed Under Rule 424(b)(3)
Registration No. 333-142048
PROSPECTIVE SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT TO
REGISTRATION STATEMENT DECLARED EFFECTIVE ON JULY 12, 2007
INTERNATIONAL STEM CELL CORPORATION
16,686,315 Shares of Common Stock ($0.001 par value)
This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated July 12, 2007 (as supplemented to date, the “Prospectus”), which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.
This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:
•	The attached Current Report on Form 8-K of International Stem Cell Corporation filed on September 5, 2007.
Our common stock is quoted on the OTC Bulletin Board under the symbol ISCO.OB.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is September 5, 2007.
[ATTACH COPY OF 8-K, INCLUDING EXHIBIT THERETO]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 19, 2007

Commission File Number: 0-51891
INTERNATIONAL STEM CELL CORPORATION
(Exact name of small business Issuer as specified in its charter)

Delaware	0-51891	20-4494098

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2595 Jason Court Oceanside, CA		92056

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 940-6383
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-s(b))
☐     Pre-commencment communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On September 5, 2007, International Stem Cell Corporation (the “Company”) issued a press release announcing that data from an independent third party laboratory has confirmed that the Company has successfully created tissue compatible with a human cornea from embryonic stem cells.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibit No.	Exhibit Title or Description

	99.1	Press Release dated September 5, 2007
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNATIONAL STEM CELL CORPORATION
Dated: September 5, 2007
By:	/s/ William B. Adams
Name:	William B. Adams
Title:	Chief Financial Officer and Director

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated September 5, 2007

Exhibit 99.1

Press Release	Source: International Stem Cell Corporation
International Stem Cell Corporation Creates Human Cornea Tissue from Its Parthenote Stem Cells; Preliminary Discovery Holds Promise to Aid in Therapy for Blindness
Wednesday September 5, 8:35 am ET
OCEANSIDE, Calif.—(BUSINESS WIRE)—International Stem Cell (OTCBB:ISCO — News), www.internationalstemcell.com, announced today that data from an independent third party laboratory has confirmed that it has successfully created tissue compatible with a human cornea from embryonic stem cells. ISCO has repeated the experiments using its stem cells derived from unfertilized human eggs, called parthenogenetic human embryonic stem cells (phESC or parthenote stem cells). The use of ISCO’s parthenote may also substantially reduce the likelihood of immune rejection in patients.
The laboratory report indicated “H&E cell staining shows the 10mm clear/white tissue sphere is compatible with corneal tissue. The structure consisted of several cell layers and structures normally found in a human cornea, but lacked others, such as a definite endothelial layer.”
The company announced in June 2007 that it was the first to deliberately create human parthenogenetic stem cell lines from non-fertilized eggs. This scientific breakthrough, which announced the creation of six human parthenote stem cell lines, was published in scientific peer review publication Cloning & Stem Cells Journal.
Today’s announcement is part of ISCO’s effort to use its parthenote cells to create cell transplant therapies for diseases of the eye. It plans to further develop the corneal technology with a goal of routinely growing living human corneas in the laboratory for use in human corneal transplants.
“This development should also be well received in foreign markets where corneal transplants from cadaver donations are far less available than in the United States,” said Jeff Krstich, CEO of ISCO. “The cells may also be highly useful to pharmaceutical and cosmetic firms both in the US and internationally that are seeking an alternative to current practices of testing chemicals in the eyes of live animals.”
Although this initial discovery is promising, it is preliminary, according to Krstich. “More work and testing must be done before human clinical trials can begin. It is likely ISCO will seek out collaboration partners to expedite progress in this area.”
“What is amazing is that the stem cells began a process of change and self-assembly when subject to the right culture conditions, manipulations and spatial orientations, forming a beautiful clear spherical cornea like structure. Further work on cell differentiation and testing physical properties will be necessary,” said Jeffrey Janus, President and Director of Research at ISCO. “This could be a less expensive and more efficient method to meet the overwhelming need for corneal tissue outside the US, where such living corneal constructs may be useful to cure forms of blindness.”

ABOUT INTERNATIONAL STEM CELL CORPORATION:
International Stem Cell is a biotechnology company currently focused on developing therapeutic and research products. In the area of therapeutic product development, ISCO’s objective is to create an unlimited source of human cells for use in the treatment of several diseases, including diabetes, liver disease and retinal disease through cell transplant therapy. In furtherance of this objective, ISCO has developed pluripotent human stem cells from unfertilized human eggs, and techniques to cause those stem cells to be “differentiated” into the specific cell types required for transplant. It has developed manufacturing protocols to produce the cells minimizing contamination with animal by-products, a characteristic likely to be important in meeting U.S. Food and Drug Administration requirements. ISCO also provides the specialized cells and growth media needed for therapeutic cell transplantation research to academic and commercial researchers in related fields. For more information, visit the ISCO website at: www.internationalstemcell.com.
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Forward-Looking Statements
Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.
KEY WORDS: Stem Cells, Biotechnology
MULTIMEDIA AVAILABLE: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5485000
Contact:
International Stem Cell Corporation
Kenneth C. Aldrich, Chairman
kaldrich@intlstemcell.com
Jeff Krstich, CEO
jkrstich@intlstemcell.com
760-940-6383
or
Media Relations:
The Orbach Company, Inc.
Nevena Orbach
818-904-0500
nevena@orbachco.com

Source: International Stem Cell Corporation

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